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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 8-K



                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) July 21, 2003
                                                 -------------

                                      UICI
             (Exact name of registrant as specified in its charter)

                  Delaware                                   001-14953                 75-2044750
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(State or other jurisdiction of incorporation            (Commission File             (IRS Employer
              or organization)                               Number)               Identification No.)

9151 Grapevine Highway, North Richland Hills, TX              76180
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  (Address of principal executive offices)                  (Zip Code)
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Registrant's telephone number, including area code:  (817) 255-5200
                                                     --------------




                                 Not Applicable
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          (Former name or former address, if changed since last report)


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ITEM 5. OTHER EVENTS

                  On July 21, 2003, UICI announced the discovery of a shortfall in the type and amount of collateral supporting two of the securitized student loan financing facilities entered into by three special financing subsidiaries of Academic Management Services Corp. ("AMS"),
         UICI's wholly-owned subsidiary. The three special financing subsidiaries involved are EFG-III, LP, EFG Funding LLC and AMS-1 2002,
         LP. In addition, all seven special financing subsidiaries of AMS and AMS may have failed to comply with their respective reporting obligations under the financing documents.

                  AMS (based in Swansea, MA) is engaged in the student loan origination and funding business, student loan servicing business, and tuition installment payment plan business. AMS finances its student loan origination activities through the seven special financing subsidiaries, each of which issues debt securities, including commercial paper (through EFG Funding LLC), auction rate notes (through
         EFG-II, LP, EFG-IV, LP, AMS-1 2002, LP, and AMS-3 2003, LP), and floating rate notes (through EFG-IV, LP and AMS-2 2002, LP). The commercial paper issued by EFG Funding LLC is supported by a liquidity facility provided by Bank of America and Fleet Bank and the underlying variable funding note issued by EFG-III, LP has the benefit of a financial guaranty insurance policy issued by a monoline insurer rated
         AAA/Aaa. The notes issued by each of EFG-II, LP, EFG-IV, LP and AMS-1
         2002, LP also have the benefit of a financial guaranty insurance policy issued by a monoline insurer rated AAA/Aaa.

                  The problems at EFG-III, LP and EFG Funding LLC are of three types: insufficient collateral, a higher percentage of alternative loans (i.e., loans that are privately guaranteed as opposed to loans that are guaranteed by the federal government) included in the existing collateral than permitted by the loan eligibility provisions of the financing documents and deficiencies with respect to reporting requirements. Specifically, it is believed that certain reports concerning the collateral were misstated, that as of June 30, 2003, the variable funding note underlying the commercial paper issued by EFG
         Funding LLC (approximately $440 million outstanding) was under collateralized and $59 million (exclusive of accrued interest) of the existing collateral was not in compliance with the loan eligibility requirements. The under collateralization will be partially addressed by the transfer by AMS to EFG-III, LP of approximately $190 million of federally-guaranteed student loan and other qualified assets that meet loan eligibility requirements under the financing documents (which transfer will reduce the under collateralization from $263 million to $73 million) and the possible transfer by AMS to EFG-III, LP of $34.4 million of uninsured student loans that do not meet loan eligibility requirements under the financing documents. These transfers will not fully resolve the shortfalls in type and amount of collateral.

                  The problems at AMS-1 2002, LP consist primarily of approximately $17 million of alternative student loans (exclusive of accrued interest) in excess of the loan eligibility requirements for such loans in the financing documents as of June 30, 2003, and a deficiency in various reporting requirements.

                  UICI has no obligations with respect to the indebtedness of the special financing subsidiaries or with respect to the obligations of AMS relating to such financings. UICI believes, based on its ongoing investigation, that the previously published consolidated financial statements of AMS, as incorporated in UICI's consolidated financial statements, are accurate and fairly presented. However, UICI will assess the impact of the events at AMS on the carrying value of UICI's investment in AMS, which, at March 31, 2003, was approximately $65.0 million. Any impairment in UICI's carrying value may be reflected as a charge to UICI's earnings in the second quarter of 2003.

                  UICI is committed to working with all of the financial institutions involved to develop a plan to assess and resolve all of the issues associated with AMS' securitized student loan financings.
         There can be no assurance, however, that such a plan can be effectuated and that the required waivers and agreements by all of the interested parties can in fact be obtained. UICI is prepared to invest additional capital into AMS under appropriate circumstances as part of the effort to avoid losses to any party and to protect UICI's investment in AMS.

                  The former president of AMS has been put on leave and relieved of all responsibilities pending the completion of the ongoing investigation. Gregory T. Mutz, Vice Chairman of UICI, has been authorized by the Board of Directors of UICI to personally manage for the indefinite future the situation and to address the issues



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         and matters at AMS. A failure to resolve the collateral and reporting issues discussed above in a timely manner could have a material adverse effect on AMS.

                  A copy of the Company's July 21, 2003 press release is filed as an exhibit hereto, the terms of which are incorporated herein by reference thereto.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         Exhibit 99.1 Press Release dated July 21, 2003.


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                              UICI
                                                 ------------------------------
                                                  (Registrant)

Date July 21, 2003                          By    /s/ Mark D. Hauptman
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                                                  Mark D. Hauptman
                                                  Vice President and Chief
                                                  Financial Officer